EXHIBIT 6.4

ExecutionCopy

FIRST AMENDMENT TO PURCHASE AGREEMENT

This First Amendment (this “Amendment”) to the Purchase Agreement dated as of June 18, 2024 (the “Agreement”), is made and entered into as of June 25, 2024, by and among Toptal, LLC, a Delaware limited liability company (the “Purchaser”), Growth Collective Solutions, Inc., a Delaware corporation (the “Company”), and Legion Works, Inc., a Delaware corporation (“Parent”). Defined terms used and not defined herein shall have the meanings assigned to them in the Agreement.

RECITALS

WHEREAS, each of Purchaser, the Company, and Parent desire to amend the Agreement in order to clarify the closing process; and

WHEREAS, pursuant to Section 14 of the Agreement, the Agreement may be amended by a writing signed by the Parties;

NOW, THEREFORE, in consideration of the foregoing, and the covenants and conditions set forth below, the Purchaser, the Company and Parent, intending to be legally bound, hereby agree as follows:

I.	AMENDMENTS TO THE AGREEMENT

	A.	Section 3 of the Agreement is hereby amended to read in its entirety as follows:

“Purchase Price. Subject to the terms of this Agreement, the aggregate purchase price to be paid in consideration for the Purchased Assets shall be Two Million Two Hundred Fifty Thousand U.S. Dollars ($2,250,000) (the “Purchase Price”), payable as follows: (1) Nine Hundred Thousand U.S. Dollars ($900,000) shall be paid on the Closing Date by Purchaser to the Company by wire transfer of immediately available funds, or other methods mutually agreeable to the Parties; and (2) the remaining One Million Three Hundred Fifty Thousand U.S. Dollars ($1,350,000) (the “Holdback Amount”) shall secure any claims and remedies of Purchaser under this Agreement and shall be paid over a twenty-four (24) month period (the “Holdback Period”), subject to reduction for claims and remedies of Purchaser under this Agreement, including for breach of any representation, warranties, or covenants hereunder or contemplated hereby (including the ability to delay any scheduled payment to the extent such payment would reduce the remaining Holdback Amount such that it would be less than the amount of liability with respect to any Claims (as defined below) that are not fully and finally resolved), with Three Hundred Thirty-Seven Thousand Five Hundred U.S. Dollars ($337,500) to be paid by Purchaser to the Company by wire transfer of immediately available funds, or other methods mutually agreeable to the Parties on each of the six (6) month, twelve (12) month, eighteen (18) month, and twenty-four (24) month anniversaries of the Closing Date, or the immediately following business day if any of such anniversary dates is not a business day or is a holiday in New York, New York.”

	B.	Section 4 of the Agreement is hereby amended to read in its entirety as follows:

“Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place on the date on which the Closing Process (as defined below) is complete to the satisfaction of both Parties, or as otherwise mutually agreed by the Parties. The date on which the Closing is to occur is herein referred to as the “Closing Date.” The Closing for accounting purposes shall be effective as of 12:01 a.m. (Eastern Time) on the Closing Date.”

C.	Section 5 of the Agreement is hereby amended to read in its entirety as follows:

“Technology Transfer. The Company will ensure that all requested Purchased Assets are accessible to and controllable by the Purchaser on the Closing Date. Specifically, prior to the Closing, the Company and the Purchaser shall proceed with the following steps (the “Closing Process”) in order: (1) the Company will provide the Purchaser with authorization codes with respect to the domain names set forth on Schedule 1(a) hereto (the “Domain Names”) in order for the Purchaser to initiate the transfer of the Domain Names to the Purchaser’s registrar; (2) once the Purchaser initiates such transfer, the Company shall provide any required approvals with respect to such transfer; (3) the Purchaser shall receive confirmation of such Company approval, such confirmation to be satisfactory to the Purchaser in all respects; (4) the Purchaser and the Company shall agree that both Parties are ready to proceed with Closing; and then, simultaneously, (5) the Purchaser shall fund the portion of the Purchase Price to be paid at Closing to the Company by wire transfer of immediately available funds (the “Closing Date Payment”); and (6) the Company and the Purchaser shall take all further actions required to complete the transfer of the Domain Names to the Purchaser. Notwithstanding any transfer or initiation of transfer of the Domain Names in the Closing Process, unless and until the Company receives the Closing Date Payment: (i) the Company shall maintain all right, title, and interest in and to the Domain Names, (ii) the Purchaser shall hold the Domain Names in trust for the benefit of the Company, and (iii) the Purchaser hereby grants the Company a security interest in the Domain Names. Upon the Company’s receipt of the Closing Date Payment: (i) the Purchaser shall have all right, title, and interest in and to the Domain Names, subject to the other terms and provisions of the Agreement, (ii) the Purchaser shall no longer hold the Domain Names in trust for the benefit of the Company, and (iii) the Company shall cease to have a security interest in the Domain Names, and any security interest held by the Company in the Domain Names shall automatically lapse and be terminated and of no further force or effect. Conversely, notwithstanding any transfer or initiation of transfer of the Closing Date Payment in the Closing Process, unless and until the Purchaser certifies that the transfer of the Domain Names has been completed to its satisfaction: (i) the Purchaser shall maintain all right, title, and interest in and to the Closing Date Payment, (ii) the Company shall hold the Closing Date Payment in trust for the benefit of the Purchaser, and (iii) the Company hereby grants the Purchaser a security interest in the Closing Date Payment. When Purchaser certifies that the transfer of the Domain Names has been completed to its satisfaction: (i) the Company shall have all right, title, and interest in and to the Closing Date Payment, subject to the other terms and provisions of the Agreement, (ii) the Company shall no longer hold the Closing Date Payment in trust for the benefit of the Purchaser, and (iii) the Purchaser shall cease to have a security interest in the Closing Date Payment, and any security interest held by the Purchaser in the Closing Date Payment shall automatically lapse and be terminated and of no further force or effect. Each of the Parties shall use commercially reasonable efforts to complete the Closing Process no later than July 15th, 2024. The Company will ensure that all requested Purchased Assets are delivered (which delivery will be accomplished by electronic transmission to the extent possible, unless otherwise requested by the Purchaser) to the Purchaser such that the Purchased Assets are fully functional, to the reasonable satisfaction of the Purchaser, within ten days after the Closing Date. Company agrees to execute and deliver any documents (including but not limited to any Trademark Assignment Agreements or Bill of Sale) as the Purchaser shall reasonably request to effect the purchase and sale of the Purchased Assets as contemplated herein.”

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II. GENERAL

A. Except as effected by this Amendment, the terms and provisions of the Agreement shall remain unchanged and in full force and effect.

B. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the Parties actually executing such counterparts, and all of which together shall constitute one instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

C. The Agreement, as modified by this Amendment, together with the Schedules thereto and all other documents referenced therein constitute the entire understanding and agreement of the parties with respect to the subject matter hereof and thereof, and supersede all prior written agreements among the parties with respect to such subject matter.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date set forth above.

PURCHASER: Toptal, LLC

By:	/s/ Taso Du Val
Name:	Taso Du Val
Title:	CEO
Address:	2810 N. Church St., #36879 Wilmington, DE 19802-4447

COMPANY: Growth Collective Solutions, Inc.,

By:	/s/ Ryan Bettencourt
Name:	Ryan Bettencourt
Title:	President
Address:	4275 Executive Square, Suite 200 La Jolla, CA 92037

PARENT: Legion Works, Inc.

By:	/s/ Caleb Green
Name:	Caleb Green
Title:	Chief Operating Officer
Address:	4275 Executive Square, Suite 200 La Jolla, CA 92037

[Signature Page to First Amendment to Purchase Agreement]

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